SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             COMMTOUCH SOFTWARE LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                    Israel                                 Not Applicable
      ----------------------------------                   --------------
       (State or Other Jurisdiction of                    (I.R.S. Employer
        Incorporation or Organization)                   Identification No.)

   1A Hazoran Street, Poleg Industrial Park,
            Netanya, 42504, Israel                              N/A
    ----------------------------------------                 ----------
    (Address of Principal Executive Offices)                 (Zip Code)

                 AMENDED AND RESTATED 1996 CSI STOCK OPTION PLAN AMENDED AND RESTATED 1999 ISRAELI SHARE OPTION PLAN
                   [FKA 1999 SECTION 3(i) SHARE OPTION PLAN]
                  AMENDED AND RESTATED COMMTOUCH SOFTWARE LTD.
                  1999 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
                                        ]
                            (Full title of the Plan)

                                  Devyani Patel
                             Vice President Finance
                             Commtouch Software Ltd.
                               c/o Commtouch Inc.
                         1300 Crittenden Lane, Suite 103
                         Mountain View, California 94043
                     ---------------------------------------
                     (Name and Address of Agent For Service)

                                 (650) 864-2000
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
--------------------------------------------------------------------------------
Gary Davis                                            Aaron M. Lampert
General Counsel and Secretary                         Naschitz, Brandes & Co.
Commtouch Inc.                                        5 Tuval Street
1300 Crittenden Lane, Suite 103                       Tel Aviv 67897 Israel
Mountain View, CA 94043                               Tel: 972-3-623-5000
Tel: 650-864-2000                                     Fax: 972-3-623-5005
Fax: 650-864-2006
--------------------------------------------------------------------------------

                                        CALCULATION OF REGISTRATION FEE
=========================== ===================== ====================== =============== =================
      Title of Each                                     Proposed            Proposed
         Class of                                        Maximum            Maximum
        Securities                 Amount               Offering           Aggregate        Amount of
          to be                    to be                  Price             Offering       Registration
        Registered             Registered (1)         Per Share (2)        Price (2)          Fee (3)
=========================== ===================== ====================== =============== =================
Ordinary Shares Issuable         6,460,000               $0.39             $2,519,400        $319.21
Under Amended and
Restated 1996 CSI Stock
Option Plan and Amended
and Restated 1999 Israeli
Share Option Plan
=========================== ===================== ====================== =============== =================
Ordinary Shares Issuable          202,500                $0.46*             $93,150           $11.80
Under Commtouch Software
Ltd. 1999 Nonemployee
Directors Stock Option
Plan, NIS 0.05 Nominal
Value
--------------------------- --------------------- ---------------------- --------------- -----------------
                                  600,000                $0.28*             $168,000          $21.29
--------------------------- --------------------- ---------------------- --------------- -----------------
                                  100,000                $0.12*             $12,000           $1.52
--------------------------- --------------------- ---------------------- --------------- -----------------
                                  325,000                $0.82*             $266,500          $33.76
--------------------------- --------------------- ---------------------- --------------- -----------------
                                  562,500                $0.39              $219,375          $27.79
=========================== ===================== ====================== =============== =================
          Totals                 8,250,000                 --              $3,278,425        $415.37
=========================== ===================== ====================== =============== =================

(1)  Pursuant to Rule  416(a) and (b) under the  Securities  Act of 1933,  as  amended,  this  Registration
     Statement shall also cover any additional ordinary shares which become issuable by reason of any stock dividend,  stock split,  recapitalization or other similar transaction which results in an increase in the number of the  outstanding  ordinary  shares.  Pursuant to General  Instruction E of Form S-8, the contents of  Registration  Statement  No.  333-94995  (filed  January 20, 2000) and  Registration  No.
     333-65532 (filed July 20, 2001) are incorporated by reference.

(2)  Except for grants  made prior to this  filing at prices  denoted  with an *, the prices are  estimated solely for the purpose of calculating the amount of the  registration  fee on the basis of the average of the high and low prices as reported for an ordinary share on the Nasdaq National Market on July 21,
     2004,  pursuant to Rule 457(h)(1) and 457(c).  Pursuant to Rule 457(o),  the registration fee has been calculated on the basis of the maximum  aggregate  offering price of all the securities  listed in the above Table.

(3)  The Registrant  initially filed a Registration  Statement on Form F-1  (Registration No. 333-31836) on
     March 6, 2000 (the "Form F-1"),  to register  certain  offers and sales of its ordinary  shares as set forth in that Registration Statement.  Subsequently, the Registrant withdrew the Form F-1 on April 12,
     2000.  The Registrant is filing this  Registration  Statement on Form S-8 to register the offering and sale of the  securities  indicated on this cover page. A  registration  fee of $49,468.00  was paid in connection with the filing of the Form F-1. Pursuant to Rule 457(p), the aggregate total dollar amount of the filing fee associated  with the unsold ordinary shares under the F-1 has previously been offset by the filing fees in the amounts of (a) $119.80 for Registration  Statement on Form S-8 No. 333-65532
     filed on July 20, 2001;  (b) $158.24 for  Registration  Statement on Form F-3 No.  333-68248  filed on
     August 24, 2001; (c) $104.45 for  Registration  Statement on Form F-3 No.  333-88248  filed on May 15,
     2002; (d) $687.66 for Registration Statement on Form F-3 No. 333-109837 filed on October 20, 2003; (e)
     $824.58 for  Registration  Statement on Form F-3 No.  333-111731 filed on January 6, 2004; (f) $302.53 for Registration  Statement on Form F-3 No. 333-111734 filed on January 6, 2004; and (g) and $1,268.19 for Registration  Statement on Form F-3 No. 333-117085 filed on July 1, 2004. The remaining balance of
     $46,002.55 is being further offset by the filing fee due for this Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

     Note: The document(s) containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed or to be filed with the Commission by the Registrant are incorporated by reference in this registration statement:

         (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003;

         (b) Our report on Form 6-K filed on June 29, 2004, containing the Registrant's press release of May 17, 2004 covering financial results of the Registrant for first quarter 2004;

         (c) Our report on Form 6-K filed on July 12, 2004, reporting the conditions the Registrant must meet in order to maintain the listing of its ordinary shares on The Nasdaq SmallCap Market;

         (d) The description of our ordinary shares contained in the registration statement under the Exchange Act on Form 8-A as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in this registration statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.  Description of Securities.

              Not applicable.


Item 5.  Interests of Named Experts and Counsel

         The validity of the ordinary shares offered hereby is being passed upon for Commtouch by Naschitz, Brandes & Co., Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and the firm itself, beneficially owns, in the aggregate, 15,000 outstanding shares of the Company, including upon exercise of options, warrants or other derivative securities.


Item 6.    Indemnification of Directors and Officers

Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an Office Holder. Moreover, a company can indemnify an Office Holder for any of the following obligations or expenses incurred as a result of an act or omission of such persons in their capacity as Office Holders: (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator's decision confirmed by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, in connection with a criminal action in which he or she was acquitted or in connection with a criminal action which does not require criminal intent in which he or she was convicted.

Our Articles of Association allow us to insure and indemnify Office Holders to the fullest extent permitted by law provided such insurance or indemnification is approved in accordance with Israel's Companies Law. The Company has acquired directors' and officers' liability insurance covering the officers and directors of the Company and its subsidiaries for certain claims. In addition, the Company has entered into an undertaking to indemnify the directors of the Company subject to certain limitations, as well as Indemnification and Exculpation Agreements, and these undertakings and agreements have been ratified by our shareholders.

Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in
Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

With  respect to all  proceedings  other than  shareholder  derivative  actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.



Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Index to Exhibits.

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

              (1)  To file, during any period in which offers or sales are being
                   made,  a  post-effective   amendment  to  this   registration
                   statement;

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on July 27, 2004.

                                      COMMTOUCH SOFTWARE LTD.

                                      By:             /s/  Devyani Patel
                                               ---------------------------------
                                                        Devyani Patel
                                                   Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Name                          Title                                           Date
-----------------------------  ---------------------------------------                  --------------
  /s/ GIDEON MANTEL*           Chief Executive Officer and Director                     June 24, 2004
------------------------       (Principal Executive Officer)
     Gideon Mantel

  /s/ DEVYANI PATEL*           Vice President Finance                                   June 24, 2004
------------------------       (Principal Financial and Accounting Officer)
    Devyani Patel

  /s/ CAROLYN CHIN*            Director, Chairman of Board                              June 24, 2004
------------------------
    Carolyn Chin

  /s/ AMIR LEV *               Director                                                 June 24, 2004
------------------------
    Amir Lev

  /s/ UDI NETZER*              Director                                                 June 24, 2004
------------------------
    Udi Netzer

  /s/ OFER SEGEV*              Director                                                 June 24, 2004
------------------------
      Ofer Segev

  /s/ RICHARD SORKIN *         Director                                                 June 24, 2004
------------------------
      Richard Sorkin

  /s/ NAHUM SHARFMAN *         Director                                                 June 24, 2004
------------------------
   Nahum Sharfman

  /s/ LLOYD E. SHEFSKY *       Director                                                 June 24, 2004
------------------------
   Lloyd E. Shefsky

  /s/ DEVYANI PATEL            *Individually and as Attorney-in-fact                    June 24, 2004
------------------------       and Authorized U.S. Representative
     Devyani Patel


                                INDEX TO EXHIBITS


Exhibit
Number                                  Exhibit
------                                  -------

5.1          Opinion regarding legality of securities to be offered

10.3 Amended and Restated Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan

10.4         Amended and Restated 1996 CSI Stock Option Plan

10.5         Amended and Restated 1999 Israeli Share Option Plan

23.1         Consent of Independent Auditors

23.2         Consent of Naschitz, Brandes & Co. (See Exhibit 5.1)

24.1         Power of Attorney